Exhibit 99.1
FOR IMMEDIATE RELEASE

Cardinal Health Reports Fourth Quarter and Full Year Results for Fiscal Year 2022

•Revenue increased 11% to $47.1 billion in the fourth quarter
•GAAP1 operating earnings were $36 million in the fourth quarter; GAAP diluted EPS were $0.50 in the fourth quarter
•Non-GAAP operating earnings increased 41% to $450 million in the fourth quarter; non-GAAP diluted EPS increased 36% to $1.05 in the fourth quarter
•Generated operating cash flow of $3.1 billion in fiscal year 2022
•Company provides fiscal year 2023 guidance and reiterates long-term targets
•Company introduces Medical Improvement Plan, targeting Medical segment profit of at least $650 million by fiscal year 2025

DUBLIN, Ohio, August 11, 2022 – Cardinal Health (NYSE: CAH) today reported fourth quarter fiscal year 2022 revenues of $47.1 billion, an increase of 11% from the fourth quarter of last year. GAAP operating earnings were $36 million, primarily due to a non-cash, pre-tax goodwill impairment charge of $303 million in the Medical segment. GAAP diluted earnings per share (EPS) were $0.50, primarily due to this impairment, net of tax effects. Non-GAAP operating earnings increased 41% to $450 million, primarily due to the increase in Pharmaceutical segment profit, and non-GAAP diluted EPS increased 36% to $1.05 in the quarter.

Fiscal year 2022 revenues were $181.4 billion, a 12% increase from fiscal year 2021. GAAP operating loss was $596 million due to non-cash, pre-tax goodwill impairment charges of $2.1 billion in the Medical segment. GAAP diluted loss per share was $3.35, primarily due to these impairments, net of tax effects. Non-GAAP operating earnings decreased 12% to $2.0 billion, primarily due to net inflationary impacts and global supply chain constraints in the Medical segment. Non-GAAP diluted EPS decreased 9% to $5.06 due to the decline in Medical segment profit, partially offset by an increase in Pharmaceutical segment profit, net of tax effects.

“In fiscal year 2022, Medical segment performance was significantly impacted by inflation and supply chain constraints,” said Mike Kaufmann, CEO of Cardinal Health. “In addition, the Pharmaceutical segment grew 5% and we generated strong cash flow, returning $1.6 billion to our shareholders through share repurchases and dividends.”

Jason Hollar, CFO of Cardinal Health, said, “Looking forward, we have confidence in our Medical Improvement Plan and our long-term targets for growth. We remain committed to the essential role our company plays in healthcare and to delivering value for our customers, employees, and investors.”

Q4 and full year FY22 summary

	Q4 FY22	Q4 FY21	Y/Y	FY22	FY21	Y/Y
Revenue	$47.1 billion	$42.6 billion	11%	$181.4 billion	$162.5 billion	12%
Operating earnings/(loss)	$36 million	$162 million	(78)%	$(596) million	$472 million	N.M.
Non-GAAP operating earnings	$450 million	$320 million	41%	$2.0 billion	$2.3 billion	(12)%
Net earnings/(loss) attributable to Cardinal Health, Inc.	$138 million	$116 million	19%	$(933) million	$611 million	N.M.
Non-GAAP net earnings attributable to Cardinal Health, Inc.	$289 million	$227 million	27%	$1.4 billion	$1.6 billion	(13)%
Effective Tax Rate[1]	575.3%	2.6%		(21.2)%	(89.7)%
Non-GAAP Effective Tax Rate	25.4%	22.6%		22.1%	22.8%
Diluted EPS attributable to Cardinal Health, Inc.	$0.50	$0.40	25%	$(3.35)	$2.08	N.M.
Non-GAAP diluted EPS attributable to Cardinal Health, Inc.	$1.05	$0.77	36%	$5.06	$5.57	(9)%

Cardinal Health

Segment results

Pharmaceutical segment

	Q4 FY22	Q4 FY21	Y/Y	FY22	FY21	Y/Y
Revenue	$43.3 billion	$38.3 billion	13%	$165.5 billion	$145.8 billion	14%
Segment profit	$451 million	$358 million	26%	$1.8 billion	$1.7 billion	5%

Fourth-quarter revenue for the Pharmaceutical segment increased 13% to $43.3 billion driven by branded pharmaceutical sales growth from existing and net new Pharmaceutical Distribution and Specialty customers.

Pharmaceutical segment profit increased 26% to $451 million in the fourth quarter, driven by generics program performance and a higher contribution from brand sales mix, partially offset by inflationary supply chain costs. Additionally, this reflects a favorable comparison due to prior year inventory adjustments.

Medical segment

	Q4 FY22	Q4 FY21	Y/Y	FY22	FY21	Y/Y
Revenue	$3.8 billion	$4.2 billion	(11)%	$15.9 billion	$16.7 billion	(5)%
Segment profit	$(16) million	$(63) million	75%	$216 million	$577 million	(63)%
Fourth-quarter revenue for the Medical segment decreased 11% to $3.8 billion, due to the divestiture of the Cordis business and lower products and distribution volumes.

Medical segment loss of $16 million in the fourth quarter was primarily due to net inflationary impacts and global supply chain constraints in products and distribution. Additionally, the favorable comparison to the prior year PPE inventory reserve was offset by a lower contribution from PPE and the divestiture of the Cordis business.

Fiscal year 2023 outlook2,3

Non-GAAP earnings per share	$5.05 - $5.40
Interest and other	$140M - $170M
Non-GAAP effective tax rate	23.0% - 25.0%
Diluted weighted average shares outstanding	262M - 266M
Share repurchases	$1.5B - $2.0B
Capital Expenditures	~$500M
Adjusted free cash flow	$1.5B - $2.0B

Long-term financial targets
The company reiterated its long-term targets of low to mid-single digit segment profit growth in the Pharmaceutical segment, mid to high-single digit segment profit growth in the Medical segment, and to average a double-digit combined Non-GAAP EPS growth and dividend yield. Additionally, the company is targeting Medical segment profit of at least $650 million by fiscal year 2025, based on its Medical Improvement Plan.

Leadership changes
The company separately announced that its Board of Directors has elected Jason Hollar, the company’s current Chief Financial Officer, to serve as its next Chief Executive Officer, effective September 1, 2022. Mr. Hollar will succeed Mike Kaufmann, the company’s CEO since January 2018. Mr. Hollar will also join the company’s Board of Directors. Additionally, Patricia English, the company’s current Chief Accounting Officer, will serve as interim CFO, while the company conducts an external search for a permanent CFO.

Cardinal Health

Recent highlights
•Cardinal Health announced that it has acquired the Bendcare group purchasing organization entity, strengthening Specialty Solutions’ Cornerstone RheumatologyTM GPO as a leading rheumatology-focused GPO. The company also made a minority investment in the Bendcare management services organization.
•Cardinal Health announced the addition of a new 208,144 square foot distribution center in the Columbus, Ohio, area as part of a multi-year warehouse modernization and growth plan. The new distribution center will support the company's at-Home Solutions business, a market-leading medical supplies provider and specialized business focused on providing comfortable care in the home for people with chronic and serious health conditions.
•Cardinal Health announced the acquisition of ScalaMed, a smart platform that transfers prescriptions directly to patients via a secure mobile app. The acquisition transfers ScalaMed’s technology and assets to Outcomes™, a Cardinal Health company.
•Cardinal Health hosted its 30th annual Retail Business Conference with more than 4,000 customers in attendance, representing 3,000 unique independent community pharmacies, highlighting the company's innovations and demonstrating its commitment to customers.
•Cardinal Health, along with pharmaceutical distribution peers, reached an agreement with the State of Oklahoma to resolve opioid-related claims. If that and the previously announced agreement with the State of Washington are finalized, 48 of 49 eligible states will be subject to the previously disclosed broad settlement agreement. Additionally, the distributors reached an agreement to settle the opioid-related claims of the majority of West Virginia subdivisions.
•Cardinal Health Board of Directors approved a quarterly dividend of $0.4957 per share out of the company's capital surplus. The dividend will be payable on October 15, 2022 to shareholders of record at the close of business on October 3, 2022.

Upcoming webcasted investor events
•Morgan Stanley 20th Annual Global Healthcare Conference at 10:00am EST, September 13, 2022

Webcast
Cardinal Health will host a webcast today at 8:30 a.m. Eastern to discuss fourth quarter and full year results. To access the webcast and corresponding slide presentation, go to the Investor Relations page at ir.cardinalhealth.com. No access code is required.

Presentation slides and a webcast replay will be available until August 10, 2023.

About Cardinal Health
Cardinal Health is a distributor of pharmaceuticals, a global manufacturer and distributor of medical and laboratory products, and a provider of performance and data solutions for health care facilities. With 50 years in business, operations in more than 30 countries and approximately 44,000 employees globally, Cardinal Health is essential to care. Information about Cardinal Health is available at cardinalhealth.com.

Contacts
Media: Erich Timmerman, erich.timmerman@cardinalhealth.com and 614.757.8231
Investors: Kevin Moran, kevin.moran@cardinalhealth.com and 614.757.7942

1The GAAP effective tax rate for the fourth quarter of fiscal year 2022 and fiscal year 2022 were impacted by the goodwill impairment charges of $303 million and $2.1 billion, respectively, in the Medical segment. The net tax benefit related to these charges included in the GAAP effective tax rate is $240 million in the fourth quarter and $150 million for the full year.
The GAAP effective tax rates for the fourth quarter of fiscal year 2021 and fiscal year 2021 included net tax benefits related to the treatment of the tax impacts of the opioid litigation charges. Included in the GAAP

Cardinal Health

effective tax rate for fiscal 2021 was a benefit from the net operating loss carryback primarily related to a self-insurance pre-tax loss.
2GAAP refers to U.S. generally accepted accounting principles. This news release includes GAAP financial measures as well as non-GAAP financial measures, which are financial measures not calculated in accordance with GAAP. See "Use of Non-GAAP Measures" following the attached schedules for definitions of the non-GAAP financial measures presented in this news release and see the attached schedules for reconciliations of the differences between the non-GAAP financial measures and their most directly comparable GAAP financial measures.
3The company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. See "Use of Non-GAAP Measures" following the attached schedules for additional explanation.

Cardinal Health uses its website as a channel of distribution for material company information. Important information, including news releases, financial information, earnings and analyst presentations, and information about upcoming presentations and events is routinely posted and accessible on the Investor Relations page at ir.cardinalhealth.com. In addition, the website allows investors and other interested persons to sign up automatically to receive email alerts when the company posts news releases, SEC filings and certain other information on its website.

Cardinal Health

Cautions concerning forward-looking statements
This release contains forward-looking statements addressing expectations, prospects, estimates and other matters that are dependent upon future events or developments. These statements may be identified by words such as "expect," "anticipate," "intend," "plan," "believe," “will," "should," "could," "would," "project," "continue,” "likely," and similar expressions, and include statements reflecting future results or guidance, statements of outlook and various accruals and estimates. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. These risks and uncertainties include risks arising from ongoing inflationary pressures and supply chain constraints, including the risk that our plans to mitigate such effects may not be as successful as we anticipate and the possibility that costs to source certain personal protective or other equipment, increased costs for transportation, shipping, freight and commodities, reduced price or demand for certain products may result in additional inventory reserves or disruptions and may negatively impact our ability to meet our long-term guidance; the possibility that our Medical unit goodwill could be further impaired, the increase in global interest rates or possible unfavorable changes in the U.S. statutory tax rate; competitive pressures in Cardinal Health's various lines of business; the performance of our generics program, including the amount or rate of generic deflation and our ability to offset generic deflation and maintain other financial and strategic benefits through our generic sourcing venture with CVS Health; ongoing risks associated with the distribution of opioids, including the financial impact associated with the settlements with governmental authorities, the risk that challenges to our plans to take tax deductions for opioid-related losses could adversely impact our financial results, risks arising from the Department of Justice investigation which we believe concerns our anti-diversion program and risks associated with the injunctive relief requirements under the national settlement, including the risk that we may incur higher costs or operational challenges in the implementation and maintenance of the required changes; risks associated with the manufacture and sourcing of certain products, including risks related to our ability and the ability of third-party manufacturers to import or export certain products or component parts and to comply with applicable regulations; risks associated with the competitive labor market and our ability to attract and retain employees in key roles; our ability to manage uncertainties associated with the pricing of branded pharmaceuticals; and risks associated with our cost savings initiatives or other business initiatives, such as the Medical Improvement Plan, including the possibility that they could fail to achieve the intended results. Cardinal Health is subject to additional risks and uncertainties described in Cardinal Health's Form 10-K, Form 10-Q and Form 8-K reports and exhibits to those reports. This release reflects management’s views as of August 11, 2022. Except to the extent required by applicable law, Cardinal Health undertakes no obligation to update or revise any forward-looking statement. Forward-looking statements are aspirational and not guarantees or promises that goals, targets or projections will be met, and no assurance can be given that any commitment, expectation, initiative or plan in this report can or will be achieved or completed. Cardinal Health provides definitions and reconciliations of non-GAAP financial measures and their most directly comparable GAAP financial measures at ir.cardinalhealth.com.

Schedule 1
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Earnings/(Loss) (Unaudited)

	Fourth Quarter			Fiscal Year
(in millions, except per common share amounts)	2022	2021	% Change	2022		2021	% Change
Revenue	$47,103	$42,586	11%	$181,364		$162,467	12%
Cost of products sold	45,498	41,111	11%	174,819		155,689	12%
Gross margin	1,605	1,475	9%	6,545		6,778	(3)%

Operating expenses:
Distribution, selling, general and administrative expenses	1,155	1,129	2%	4,557		4,533	1%
Restructuring and employee severance	45	33		101		114
Amortization and other acquisition-related costs	87	106		324		451
Impairments and (gain)/loss on disposal of assets, net [1]	286	1		2,050		79
Litigation (recoveries)/charges, net [2,3]	(4)	44		109		1,129
Operating earnings/(loss)	36	162	(78)%	(596)		472	N.M.

Other (income)/expense, net	30	(16)		16		(47)
Interest expense, net	34	44	(23)%	149		180	(17)%
Loss on early extinguishment of debt	—	13		10		14
(Gain)/Loss on sale of equity interest in naviHealth	—	2		(2)		2
Earnings/(loss) before income taxes	(28)	119	N.M.	(769)		323	N.M.

Provision for/(benefit from) income taxes [4,5]	(165)	4	N.M.	163		(289)	N.M.
Net earnings/(loss)	137	115	19%	(932)		612	N.M.

Less: Net earnings attributable to noncontrolling interests	1	1		(1)		(1)
Net earnings/(loss) attributable to Cardinal Health, Inc.	$138	$116	19%	$(933)		$611	N.M.

Earnings/(Loss) per common share attributable to Cardinal Health, Inc.:
Basic	$0.51	$0.40	28%	$(3.35)	[6]	$2.09	N.M.
Diluted	0.50	0.40	25%	(3.35)	[6]	2.08	N.M.

Weighted-average number of common shares outstanding:
Basic	273	290		279		292
Diluted	275	293		279		294
1 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $303 million and $2.1 billion related to the Medical segment recorded in the fourth quarter and year-to-date periods of fiscal 2022, respectively.
2 Litigation (recoveries)/charges, net includes a one-time contingent attorneys' fee of $18 million recorded during fiscal 2022 related to the finalization of the settlement agreement (the “Settlement Agreement”) resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation (recoveries)/charges, net.
3 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.17 billion recorded in fiscal 2021 related to the opioid litigation.
4 Provision for/(benefit from) income taxes during the fourth quarter and year-to-date periods of fiscal 2022 includes the tax effects relating to the impairment charges. For the fourth quarter and year-to-date periods of fiscal 2022, the net tax benefit related to these impairments is $240 million and $150 million, respectively, and is included in the annual effective tax rate.
5 Provision for/(benefit from) from income taxes includes a tax benefit recorded during fiscal 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total benefit from the net operating loss carryback was $424 million.
In addition, the amount of tax benefit increased by approximately $50 million during the fourth quarter of fiscal 2022 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.

6 Due to the net loss during fiscal 2022, potentially dilutive common shares have not been included in the denominator due to their anti-dilutive effect.

Schedule 2
Cardinal Health, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2022	June 30, 2021
Assets
Current assets:
Cash and equivalents	$4,717	$3,407
Trade receivables, net	10,561	9,103
Inventories, net	15,636	14,594
Prepaid expenses and other	2,021	2,843
Assets held for sale	—	1,101
Total current assets	32,935	31,048

Property and equipment, net	2,361	2,360
Goodwill and other intangibles, net	7,629	10,094
Other assets	953	951
Total assets	$43,878	$44,453

Liabilities and Shareholders’ Equity/(Deficit)
Current liabilities:
Accounts payable	$27,128	$23,700
Current portion of long-term obligations and other short-term borrowings	580	871
Other accrued liabilities	2,842	2,957
Liabilities related to assets held for sale	—	96
Total current liabilities	30,550	27,624

Long-term obligations, less current portion	4,735	5,365
Deferred income taxes and other liabilities	9,299	9,670

Total shareholders’ equity/(deficit)	(706)	1,794
Total liabilities and shareholders’ equity/(deficit)	$43,878	$44,453

Schedule 3
Cardinal Health, Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Fourth Quarter		Fiscal Year
(in millions)	2022	2021	2022	2021
Cash flows from operating activities:
Net earnings/(loss)	$137	$115	$(932)	$612

Adjustments to reconcile net earnings/(loss) to net cash provided by operating activities:
Depreciation and amortization	179	180	692	783
Impairments and loss on sale of other investments	21	—	24	—
(Gain)/Loss on sale of equity interest in naviHealth	—	2	(2)	2
Impairments and (gain)/loss on disposal of assets, net	286	1	2,050	79
Loss on early extinguishment of debt	—	13	10	14
Share-based compensation	16	5	81	89
Provision for deferred income taxes	7	496	7	496
Provision for bad debts	22	16	68	65
Change in operating assets and liabilities, net of effects from acquisitions and divestitures:
Increase in trade receivables	(333)	(393)	(1,526)	(904)
Increase in inventories	(149)	(261)	(1,071)	(1,584)
Increase in accounts payable	2,307	1,058	3,428	2,325
Other accrued liabilities and operating items, net	499	(567)	293	452
Net cash provided by operating activities	2,992	665	3,122	2,429

Cash flows from investing activities:
Proceeds from divestitures, net of cash sold	—	—	923	—
Acquisition of subsidiaries, net of cash acquired	(22)	—	(22)	(3)
Additions to property and equipment	(164)	(126)	(387)	(400)
Proceeds from disposal of property and equipment	20	—	31	—
Purchases of investments	(40)	(4)	(78)	(22)
Proceeds from sale of investments	2	42	29	47
Proceeds from net investment hedge terminations	—	—	71	—
Net cash provided by/(used in) investing activities	(204)	(88)	567	(378)

Cash flows from financing activities:
Proceeds from interest rate swap terminations	—	—	—	18
Reduction of long-term obligations	(288)	(517)	(885)	(570)
Net tax proceeds/(withholdings) from share-based compensation	7	9	(19)	8
Dividends on common shares	(134)	(141)	(559)	(573)
Purchase of treasury shares	—	—	(1,000)	(200)
Net cash used in financing activities	(415)	(649)	(2,463)	(1,317)

Effect of exchange rates changes on cash and equivalents	(12)	3	(25)	11
Cash reclassified from/(to) assets held for sale	—	(23)	109	(109)

Net increase/(decrease) in cash and equivalents	2,361	(92)	1,310	636
Cash and equivalents at beginning of period	2,356	3,499	3,407	2,771
Cash and equivalents at end of period	$4,717	$3,407	$4,717	$3,407

Schedule 4
Cardinal Health, Inc. and Subsidiaries
Segment Information

Fourth Quarter

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$43,337	$38,344	Amount	$3,769	$4,246
Growth rate	13%	15%	Growth rate	(11)%	23%

Segment profit			Segment profit [3]
Amount	$451	$358	Amount	$(16)	$(63)
Growth rate	26%	—%	Growth rate	75%	(153)%
Segment profit margin	1.04%	0.93%	Segment profit margin	(0.42)%	(1.50)%

Fiscal Year

(in millions)	2022	2021	(in millions)	2022	2021
Pharmaceutical			Medical

Revenue			Revenue
Amount	$165,491	$145,796	Amount	$15,887	$16,687
Growth rate	14%	6%	Growth rate	(5)%	8%

Segment profit [1,2]			Segment profit [3]
Amount	$1,770	$1,684	Amount	$216	$577
Growth rate	5%	(4)%	Growth rate	(63)%	(13)%
Segment profit margin	1.07%	1.15%	Segment profit margin	1.36%	3.46%
The sum of the components and certain computations may reflect rounding adjustments.
1 Pharmaceutical segment profit includes opioid-related litigation defense and compliance costs, but does not include a one-time contingent attorneys' fee of $18 million incurred during fiscal 2022 related to the finalization of the Settlement Agreement.
2 Pharmaceutical segment profit during fiscal 2022 was positively impacted by a $16 million judgment for lost profits related to an ordinary course intellectual property rights claim.
3 Medical segment profit/(loss) for the fourth quarter and year-to-date periods of fiscal 2021 includes a reserve of $197 million to reduce the carrying value of certain personal protective equipment to its net realizable value.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2		Earnings	Before	(Benefit from)		Earnings[3]	Effective		EPS [3]
(in millions, except per common share amounts)	Gross	Growth		Growth	Operating	Growth	Income	Income	Net	Growth	Tax	Diluted	Growth
	Margin	Rate	SG&A [2]	Rate	Earnings	Rate	Taxes	Taxes	Earnings [3]	Rate	Rate	EPS [3]	Rate
	Fourth Quarter 2022
GAAP	$1,605	9%	$1,155	2%	$36	(78)%	$(28)	$(165)	$138	19%	575.3%	$0.50	25%
Restructuring and employee severance	—		—		45		45	13	32			0.12
Amortization and other acquisition-related costs	—		—		87		87	22	65			0.23
Impairments and (gain)/loss on disposal of assets, net [4]	—		—		286		286	226	60			0.22
Litigation (recoveries)/charges, net	—		—		(4)		(4)	2	(6)			(0.02)
Non-GAAP	$1,605	11%	$1,155	2%	$450	41%	$386	$98	$289	27%	25.4%	$1.05	36%

	Fourth Quarter 2021
GAAP	$1,475	(7)%	$1,129	(1)%	$162	(40)%	$119	$4	$116	N.M.	2.6%	$0.40	N.M.
Surgical gown recall costs/(income)	(24)		2		(26)		(26)	(7)	(19)			(0.06)
Restructuring and employee severance	—		—		33		33	8	25			0.08
Amortization and other acquisition-related costs	—		—		106		106	32	74			0.25
Impairments and (gain)/loss on disposal of assets, net	—		—		1		1	3	(2)			(0.02)
Litigation (recoveries)/charges, net [5]	—		—		44		44	22	22			0.07
Loss on early extinguishment of debt	—		—		—		14	3	11			0.04
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		2	1	1			0.01
Non-GAAP	$1,451	(8)%	$1,132	(1)%	$320	(28)%	$292	$66	$227	(26)%	22.6%	$0.77	(26)%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4Impairments and (gain)/loss on disposals of assets, net includes a pre-tax goodwill impairment charge of $303 million related to our Medical segment recorded in the fourth quarter of fiscal 2022. For the fourth quarter of fiscal 2022, the net tax benefit related to year-to-date impairments is $240 million and is included in the annual effective tax rate.
5Litigation (recoveries)/charges, net includes a pre-tax charge of $1.17 billion recorded in fiscal 2021 related to the opioid litigation. The amount of tax benefit increased by approximately $50 million during the fourth quarter ended June 30, 2021 compared to the tax impacts that would have been recognized without the opioid litigation charge. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 5
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation1

							Earnings/
		Gross				Operating	(Loss)	Provision for/		Net			Diluted
		Margin		SG&A2	Operating	Earnings	Before	(Benefit from)	Net	Earnings[3]	Effective		EPS [3]
	Gross	Growth		Growth	Earnings/	Growth	Income	Income	Earnings/	Growth	Tax	Diluted	Growth
(in millions, except per common share amounts)	Margin	Rate	SG&A [2]	Rate	(Loss)	Rate	Taxes	Taxes	(Loss) [3]	Rate	Rate	EPS [3,4]	Rate
	Fiscal Year 2022
GAAP	$6,545	(3)%	$4,557	1%	$(596)	N.M.	$(769)	$163	$(933)	N.M.	(21.2)%	$(3.35)	N.M.
Surgical gown recall costs/(income)	1		—		1		1	—	1			—
Restructuring and employee severance	—		—		101		101	26	75			0.27
Amortization and other acquisition-related costs	—		—		324		324	84	240			0.87
Impairments and (gain)/loss on disposal of assets, net [5]	—		—		2,050		2,050	107	1,943			6.93
Litigation (recoveries)/charges, net [6,7]	—		—		109		109	21	88			0.31
Loss on early extinguishment of debt	—		—		—		10	3	7			0.03
(Gain)/Loss on sale of equity interest in naviHealth	—		—		—		(2)	—	(2)			—
Non-GAAP	$6,547	(3)%	$4,557	1%	$1,990	(12)%	$1,824	$404	$1,419	(13)%	22.1%	$5.06	(9)%

	Fiscal Year 2021
GAAP	$6,778	(1)%	$4,533	(1)%	$472	N.M.	$323	$(289)	$611	N.M.	(89.7)%	$2.08	N.M.
Surgical gown recall costs/(income)	(24)		4		(28)		(28)	(7)	(21)			(0.07)
State opioid assessment related to prior fiscal years	—		(38)		38		38	9	29			0.10
Restructuring and employee severance	—		—		114		114	27	87			0.29
Amortization and other acquisition-related costs	—		—		451		451	118	333			1.13
Impairments and (gain)/loss on disposal of assets, net	—		—		79		79	15	64			0.21
Litigation (recoveries)/charges, net [8]	—		—		1,129		1,129	606	523			1.78
Loss on early extinguishment of debt	—		—		—		14	3	11			0.04
(Gain)/Loss on sale of equity interest in naviHealth					—		2	1	1			0.01
Non-GAAP	$6,754	(2)%	$4,499	(1)%	$2,255	(5)%	$2,122	$483	$1,637	2%	22.8%	$5.57	2%
1For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.
2Distribution, selling, general and administrative expenses.
3Attributable to Cardinal Health, Inc.
4For fiscal 2022, GAAP diluted loss per share attributable to Cardinal Health, Inc. ("GAAP diluted EPS") and the EPS impact from the GAAP to non-GAAP per share reconciling items is calculated using a weighted average of 279 million common shares, which excludes potentially dilutive securities from the denominator due to their anti-dilutive effects resulting from our GAAP net loss for the period. For fiscal 2022, non-GAAP diluted EPS is calculated using a weighted average of 280 million common shares, which includes potentially dilutive shares.
5 Impairments and (gain)/loss on disposals of assets, net includes pre-tax goodwill impairment charges of $2.1 billion related to our Medical segment recorded in fiscal 2022. For fiscal 2022, the net tax benefit related to these impairments is $150 million and is included in the annual effective tax rate.
6 Litigation (recoveries)/charges, net for fiscal 2022 does not include a $16 million judgement for lost profits related to an ordinary course intellectual property claim, which positively impacted Pharmaceutical segment profit.

7 Litigation (recoveries)/charges, net includes a one-time contingent attorneys' fee of $18 million recorded during fiscal 2022 related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation (recoveries)/charges, net.
8 Litigation (recoveries)/charges, net includes a pre-tax charge of $1.17 billion recorded in fiscal 2021 related to the opioid litigation. The net tax benefit associated with the opioid litigation charges was $228 million for fiscal 2021.
Litigation(recoveries)/charges, net also includes a tax benefit recorded during fiscal 2021 related to a net operating loss carryback. Our wholly-owned insurance subsidiary recorded a self-insurance pre-tax loss in its fiscal 2020 statutory financial statements primarily related to opioid litigation. This self-insurance pre-tax loss, which did not impact our pre-tax consolidated results, was deducted on our fiscal 2020 consolidated federal income tax return and contributed to a significant net operating loss for tax purposes. The net operating loss was carried back and adjusted our taxable income for fiscal 2015, 2016, 2017 and 2018 as permitted under the Coronavirus Aid, Relief and Economic Security (“CARES”) Act. The total net benefit was $424 million; however, for purposes of reconciling Non-GAAP financial measures, we allocated $389 million of the benefit to litigation (recoveries)/charges, net, which is excluded from non-GAAP measures, based on the relative amount of the self-insurance pre-tax loss related to opioid litigation claims versus separate tax adjustments. The tax benefit allocated to the separate tax adjustments of $35 million is included in non-GAAP measures.

The sum of the components and certain computations may reflect rounding adjustments.
We generally apply varying tax rates depending on the item's nature and tax jurisdiction where it is incurred.

Schedule 6
Cardinal Health, Inc. and Subsidiaries
GAAP / Non-GAAP Reconciliation - GAAP Cash Flow to Non-GAAP Adjusted Free Cash Flow

Fiscal Year
(in millions)	2022
GAAP - Cash Flow Categories
Net cash provided by operating activities	$3,122
Net cash provided by investing activities	567
Net cash used in financing activities	(2,463)
Effect of exchange rates changes on cash and equivalents	(25)
Cash reclassified from assets held for sale	109
Net increase in cash and equivalents	$1,310

Non-GAAP Adjusted Free Cash Flow
Net cash provided by operating activities	$3,122
Additions to property and equipment	(387)
Payments related to matters included in litigation (recoveries)/charges, net	511
Other significant and unusual or non-recurring items
U.S. federal tax refund from net operating loss carryback	(966)

Non-GAAP Adjusted Free Cash Flow	$2,280

For more information on these measures, refer to the Use of Non-GAAP Measures and Definitions schedules.

Cardinal Health, Inc. and Subsidiaries

Use of Non-GAAP Measures
This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP").
In addition to analyzing our business based on financial information prepared in accordance with GAAP, we use these non-GAAP financial measures internally to evaluate our performance, engage in financial and operational planning, and determine incentive compensation because we believe that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of our underlying, ongoing business. We provide these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on our financial and operating results on a year-over-year basis and in comparing our performance to that of our competitors. However, the non-GAAP financial measures that we use may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. The non-GAAP financial measures disclosed by us should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth below should be carefully evaluated.
Exclusions from Non-GAAP Financial Measures
Management believes it is useful to exclude the following items from the non-GAAP measures presented in this report for its own and for investors’ assessment of the business for the reasons identified below:
•LIFO charges and credits are excluded because the factors that drive last-in first-out ("LIFO") inventory charges or credits, such as pharmaceutical manufacturer price appreciation or deflation and year-end inventory levels (which can be meaningfully influenced by customer buying behavior immediately preceding our fiscal year-end), are largely out of our control and cannot be accurately predicted. The exclusion of LIFO charges and credits from non-GAAP metrics facilitates comparison of our current financial results to our historical financial results and to our peer group companies’ financial results. We did not recognize any LIFO charges or credits during the periods presented.
•Surgical gown recall costs or income includes inventory write-offs and certain remediation and supply disruption costs, net of related insurance recoveries, arising from the January 2020 recall of select Association for the Advancement of Medical Instrumentation ("AAMI") Level 3 surgical gowns and voluntary field actions (a recall of some packs and a corrective action allowing overlabeling of other packs) for Presource Procedure Packs containing affected gowns. Income from surgical gown recall costs represents insurance recoveries of these certain costs. We have excluded these costs from our non-GAAP metrics to allow investors to better understand the underlying operating results of the business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies’ financial results.
•State opioid assessments related to prior fiscal years is the portion of state assessments for prescription opioid medications that were sold or distributed in periods prior to the period in which the expense is incurred. This portion is excluded from non-GAAP financial measures because it is retrospectively applied to sales in prior fiscal years and inclusion would obscure analysis of the current fiscal year results of our underlying, ongoing business. Additionally, while states' laws may require us to make payments on an ongoing basis, the portion of the assessment related to sales in prior periods are contemplated to be one-time, nonrecurring items. Income from state opioid assessments related to prior fiscal years represents reversals of accruals when the underlying assessments were invalidated by a Court or reimbursed by manufacturers.
•Restructuring and employee severance costs are excluded because they are not part of the ongoing operations of our underlying business.
•Amortization and other acquisition-related costs, which include transaction costs, integration costs, and changes in the fair value of contingent consideration obligations, are excluded because they are not part of the ongoing operations of our underlying business and to facilitate comparison of our current financial results to our historical financial results and to our peer group companies' financial results. Additionally, costs for amortization of acquisition-related intangible assets are non-cash amounts, which are variable in amount and frequency and are significantly impacted by the timing and size of acquisitions, so their exclusion facilitates comparison of historical, current and forecasted financial results. We also exclude other acquisition-related costs, which are directly related to an acquisition but do not meet the criteria to be recognized on the acquired entity’s initial balance sheet as part of the purchase price allocation. These costs are also significantly impacted by the timing, complexity and size of acquisitions.
•Impairments and gain or loss on disposal of assets are excluded because they do not occur in or reflect the ordinary course of our ongoing business operations and are inherently unpredictable in timing and amount, and in the case of impairments, are non-cash amounts, so their exclusion facilitates comparison of historical, current and forecasted financial results.
•Litigation recoveries or charges, net are excluded because they often relate to events that may have occurred in prior or multiple periods, do not occur in or reflect the ordinary course of our business and are inherently unpredictable in timing and amount. During fiscal 2022, we incurred a one-time contingent attorneys' fee of $18 million related to the finalization of the Settlement Agreement resulting in the settlement of the vast majority of opioid lawsuits filed by state and local governmental entities. Due to the unique nature and significance of the Settlement Agreement, and the one-time, contingent nature of the fee, this fee was included in litigation recoveries or charges, net. Additionally, during fiscal 2022 our Pharmaceutical segment profit was positively impacted by a $16 million judgment for lost profits. This judgment was the result of an ordinary course intellectual property rights claim and, therefore, is not adjusted in calculating the litigation recoveries or charges, net adjustment. During fiscal 2021, we incurred a tax benefit related to a carryback of a net operating loss. Some pre-tax amounts, which contributed to this loss, relate to litigation charges. As a result, we allocated substantially all of the tax benefit to litigation charges.
•Loss on early extinguishment of debt is excluded because it does not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of this type of charge is not consistent and is significantly impacted by the timing and size of debt extinguishment transactions.
•(Gain)/Loss on sale of equity interest in naviHealth was incurred in connection with the sale of our remaining equity interest in naviHealth in fiscal 2020. The equity interest was retained in connection with the initial sale of our majority interest in naviHealth during fiscal 2019. We exclude this significant gain because gains or losses on investments of this magnitude do not typically occur in the normal course of business and are similar in nature to a gain or loss from a divestiture of a majority interest, which we exclude from non-GAAP results. The gain on the initial sale of our majority interest in naviHealth in fiscal 2019 was also excluded from our non-GAAP measures.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded. The gross, tax and net impact of each item are presented with our GAAP to non-GAAP reconciliations.

Non-GAAP adjusted free cash flow: We provide this non-GAAP financial measure as a supplemental metric to assist readers in assessing the effects of items and events on our cash flow on a year-over-year basis and in comparing our performance to that of our peer group companies. In calculating this non-GAAP metric, certain items are excluded from net cash provided by operating activities because they relate to significant and unusual or non-recurring events and are inherently unpredictable in timing and amount. We believe adjusted free cash flow is important to management and useful to investors as a supplemental measure as it indicates the cash flow available for working capital needs, debt repayments, dividend payments, share repurchases, strategic acquisitions, or other strategic uses of cash. A reconciliation of our GAAP financial results to Non-GAAP adjusted free cash flow is provided in Schedule 6 of the financial statement tables included with this release.

Forward Looking Non-GAAP Measures
In this document, the Company presents certain forward-looking non-GAAP metrics. The Company does not provide outlook on a GAAP basis because the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on outlook done on a GAAP basis.
The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s fiscal 2023 GAAP results. Over the past five fiscal years, the excluded items have impacted the Company’s EPS from $0.75 to $18.06, which includes a $17.54 charge related to the opioid litigation we recognized in fiscal 2020.

Definitions

Growth rate calculation: growth rates in this report are determined by dividing the difference between current-period results and prior-period results by prior-period results.
Interest and Other, net: other(income)/expense, net plus interest expense, net.
Segment Profit: segment revenue minus (segment cost of products sold and segment distribution, selling, general and administrative expenses).
Segment Profit margin: segment profit divided by segment revenue.
Non-GAAP gross margin: gross margin, excluding LIFO charges/(credits) and surgical gown recall costs/(income).
Non-GAAP distribution, selling, general and administrative expenses or Non-GAAP SG&A: distribution, selling, general and administrative expenses, excluding surgical gown recall costs/(income) and state opioid assessment related to prior fiscal years.
Non-GAAP operating earnings: operating earnings/(loss) excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, and (7) litigation (recoveries)/charges, net.
Non-GAAP earnings before income taxes: earnings/(loss) before income taxes excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth.
Non-GAAP net earnings attributable to Cardinal Health, Inc.: net earnings/(loss) attributable to Cardinal Health, Inc. excluding (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax.
Non-GAAP effective tax rate: provision for/(benefit from) income taxes adjusted for (1) LIFO charges/(credits), (2) surgical gown recall costs/(income), (3) state opioid assessment related to prior fiscal years, (4) restructuring and employee severance, (5) amortization and other acquisition-related costs, (6) impairments and (gain)/loss on disposal of assets, (7) litigation (recoveries)/charges, net, (8) loss on early extinguishment of debt and (9) (gain)/loss on sale of equity interest in naviHealth, each net of tax, divided by (earnings/(loss) before income taxes adjusted for the first nine items).
Non-GAAP diluted earnings per share attributable to Cardinal Health, Inc.: non-GAAP net earnings attributable to Cardinal Health, Inc. divided by diluted weighted-average shares outstanding.
Non-GAAP adjusted free cash flow: net cash provided by operating activities less payments related to additions to property and equipment, excluding settlement payments and receipts related to matters included in litigation (recoveries)/charges, net, as defined above, or other significant and unusual or non-recurring cash payments or receipts. For example, the U.S. federal income tax refund of $966 million for the tax benefit from the net operating loss carryback related to a self-insurance pre-tax loss was excluded from the Company's fiscal 2022 non-GAAP adjusted free cash flow.